Exhibit 99.1

Mesa Labs Reports Record Quarterly Sales and Earnings

          LAKEWOOD, Colo., Nov. 13 /PRNewswire-FirstCall/ -- Mesa Laboratories, Inc. (Nasdaq: MLAB) today reported record sales and earnings for both its fiscal second quarter and six months ended September 30, 2006.

          For the second quarter of fiscal 2007, net sales increased 41 percent to $4,186,000 from $2,961,000 in the same quarter last year.  Net income for the quarter increased 14 percent to $912,000 or $.28 per diluted share compared to $801,000 or $.26 per diluted share one year ago.

          For the first six months of fiscal 2007, net sales increased 46 percent to $7,860,000 from $5,401,000 in the same period last year.  Net income for the first six months increased 27 percent to $1,702,000 or $.53 per diluted share compared to $1,341,000 or $.43 per share one year ago.

          Both net sales and income were accelerated over the first six months of the new fiscal year due to the acquisition of Raven Biological Laboratories, Inc., which was completed May 4, 2006.  While Raven’s biological indicator products added incremental sales during the quarter, sales of Mesa’s existing products also contributed to the gain, growing 10 percent during the six month period when compared to the same period last year.

          “We are very pleased with the contribution to sales and earnings that the Raven Labs acquisition is making to our total performance, “said John Sullivan, President and Chief Operating Officer.  “With sales of our traditional products continuing to grow, and with the addition of the Raven business, we are experiencing excellent sales growth overall. Going forward, we expect our sales momentum to continue, and we expect continued improvement in future quarterly earnings.”

          “We continue to coordinate our sales and marketing efforts between the DataTrace and Raven businesses,” continued John Sullivan.  “By utilizing our DataTrace sales force we expect to better penetrate the U.S. industrial markets with our Raven products, where DataTrace is well established, and by using Raven’s contacts in the international markets, we are more fully developing our distributor network for both our DataTrace and Medical products. These synergies should help fuel the growth of all our major product lines going forward.”

          During the second quarter of fiscal 2007, we expanded our direct sales effort for DataTrace product sales into the western half of the United States. Similar to our initial direct sales efforts in the eastern half of the U.S. last year, we expect some initial increase in selling cost, which we expect will be offset by expanding sales of DataTrace and Raven products as the fiscal year progresses.  With this change, we now have five direct sales representatives focused on selling DataTrace and Raven products into the industrial sterilization market in the United States.

          During the first six months of the fiscal year, the Company repurchased 9,079 shares of our common stock under a previously announced buyback plan for approximately $138,000.  Other cash expenditures during the first six months of fiscal 2007 included the cash portion of our Raven acquisition which was approximately $3,500,000, and the acquisition of the Raven Labs facility in Omaha for approximately $1,400,000.  The Company’s purchase of the Omaha facility is expected to reduce Raven’s operating expenses by approximately $60,000 per year. Even with these cash outlays, the Company’s cash position remains strong, at $2,888,000.

          During the current quarter and six month periods, the Company incurred significant non-cash expenses that adversely affected our reported net earnings.  These expenses included an expense for employee stock options of approximately $55,000 and $121,000 for the quarter and six months ended September 30, 2006, respectively, which are now accounted for under newly adopted SFAS 123(R).  This expense impacted our reported EPS by $.01 and $.02 per share after taxes are considered for the quarter and year-to-date periods. Excluding these stock option expenses, the Company’s net income for the quarter and six month periods ended September 30, 2006 would have increased 21% and 36%, respectively, over the comparable period last fiscal year.

          Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

          This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10KSB for the year ended March 31, 2006 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)

	Quarter Ended September 30		Six Months Ended September 30

	2006	2005	2006	2005

Net Sales	$4,186,000	$2,961,000	$7,860,000	$5,401,000
Cost of Goods	1,506,000	999,000	2,793,000	1,901,000
Gross Profit	2,680,000	1,962,000	5,067,000	3,500,000
Operating Expense	1,281,000	791,000	2,473,000	1,540,000
Operating Income	1,399,000	1,171,000	2,594,000	1,960,000
Other (Income) & Expense	(29,000)	(48,000)	(69,000)	(87,000)
Earnings Before Taxes	1,428,000	1,219,000	2,663,000	2,047,000
Income Taxes	516,000	418,000	961,000	706,000
Net Income	$912,000	$801,000	$1,702,000	$1,341,000
Earnings Per Share (Basic)	$.29	$.27	$.54	$.44
Earnings Per Share (Diluted)	$.28	$.26	$.53	$.43
Average Shares (Basic)	3,174,000	3,015,000	3,154,000	3,026,000
Average Shares (Diluted)	3,260,000	3,101,000	3,229,000	3,113,000

BALANCE SHEETS (Unaudited)

	Sept. 30 2006	March 31 2006

Cash and Short-term Investments	$2,888,000	$5,711,000
Other Current Assets	6,364,000	5,244,000
Total Current Assets	9,252,000	10,955,000
Property and Equipment	3,466,000	1,287,000
Other Assets	8,023,000	4,208,000
Total Assets	$20,741,000	$16,450,000
Liabilities	$1,265,000	$1,531,000
Stockholders’ Equity	19,476,000	14,919,000
Total Liabilities and Equity	$20,741,000	$16,450,000

SOURCE  Mesa Laboratories, Inc.
          -0-                                                  11/13/2006
          /CONTACT:  Luke R. Schmieder, CEO-Chairman of the Board of Directors, or John J. Sullivan, President-COO, or Steven W. Peterson, VP Finance-CFO, all of Mesa Laboratories, Inc., +1-303-987-8000/
          /Web site:  http://www.mesalabs.com /
          (MLAB)